Exhibit 99.3

M  A  C  K —  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

ANNOUNCES FIRST QUARTER 2017 RESULTS

Jersey City, New Jersey—May 9, 2017—Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the first quarter 2017.

FIRST QUARTER 2017 HIGHLIGHTS

•      Net income of $0.11 per diluted share for the quarter;

•      Funds from Operations per diluted share of $0.56 and Core Funds from Operations growth of 14% to $0.56 for the quarter;

•                  Adjusted funds from operations (AFFO) increased by $20.2 million, or 112%, to $38.3 million for the quarter ended March 31, 2017, as compared to $18.1 million for the comparable period in 2016;

•      Increased rental rates by 11.4% on a GAAP basis and 1.2% on a cash basis at its Core/Waterfront/Flex properties;

•      Core/Waterfront/Flex properties 90.4% leased;

•      Leased 362,075 square feet;

•      Signed $300 million equity transaction for Roseland multi-family subsidiary;

•      Increased Roseland occupancy to 97.5%, up 1.5% over fourth quarter;

•      Urby achieved 36% occupancy in two months of leasing at average rent of $55 per square foot;

•      Declared $0.15 per share quarterly common stock dividend; and

•      Reaffirmed 2017 FFO guidance of $2.25 to $2.40 per diluted share.

Michael J. DeMarco, chief executive officer, commented “We continue on our steady progress of driving our results and creating and growing our NAV.  Our multi-family transformation is largely complete and producing higher than expected results.  As we are fond of saying, we are not content with our results.”

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

Net income available to common shareholders for the quarter ended March 31, 2017 amounted to $19.9 million, or $0.11 per share, as compared to $62.2 million, or $0.69 per share, for the quarter ended March 31, 2016.

Funds from operations (FFO) for the quarter ended March 31, 2017 amounted to $55.9 million, or $0.56 per share, as compared to $48.2 million, or $0.48 per share, for the quarter ended March 31, 2016.

For the first quarter 2017, Core FFO was $0.56 per share after adjusting for certain items. The quarter’s Core FFO per share of $0.56 increased 14 percent from the same quarter last year primarily due to increased base rents in 2017 and interest expense savings from refinancing of high rate debt.

Adjusted funds from operations (AFFO) increased by $20.2 million to $38.3 million for the quarter ended March 31, 2017, as compared to $18.1 million for the comparable period in 2016.

OPERATING HIGHLIGHTS

Mack-Cali’s consolidated Core, Waterfront and Flex properties were 90.4 percent leased at March 31, 2017, as compared to 90.6 percent leased at December 31, 2016 and 89.1 percent leased at December 31, 2015.

For the quarter ended March 31, 2017, the Company executed 54 leases at its consolidated in-service commercial portfolio totaling 362,075 square feet. Of these totals, 15 percent were for new leases and 85 percent were for lease renewals and other tenant retention transactions.  Rental rate roll up for first quarter 2017 transactions in the Company’s Core, Waterfront and Flex properties was 1.2 percent on a cash basis and 11.4 percent on a GAAP basis.

RECENT TRANSACTIONS

In March, the Company purchased a prominent office portfolio for $367 million. This included three buildings comprising 581,000 square feet in the high-demand market of Short Hills, New Jersey and three buildings totaling 532,000 square feet in the prestigious Giralda Farms campus in Madison, New Jersey. With the expected completion of this acquisition, Mack-Cali will own virtually 100 percent of the class A office market in Short Hills, which has the highest rents in the state.  The Giralda Farms properties present a value-add opportunity to reposition high-quality assets to meet the demands of today’s significant corporate users.  The Morris County office market has been consistently the first choice for corporate users establishing new state-of-the-art headquarters facilities and has attracted large, multi-national pharmaceutical and other Fortune 500 companies.

In February, Mack-Cali’s multi-famliy subsidiary Roseland Residential Trust acquired all of the joint venture partner interests in a development site known as Plaza 8/9 in Jersey City, New Jersey, and converted its ownership on the valuable development site from 50 to 100 percent.  The purchase price was $57,100,000.  The site is planned for future residential development and is directly adjacent to Harborside on the Hudson River waterfront.

In April, Roseland acquired all joint venture partner interests in Monaco, Jersey City, New Jersey, the 523-apartment, two-tower, stabilized community completed in 2011.  The transaction converted Roseland’s non-cash flowing 15 percent subordinate interest to 100 percent.  The Monaco transaction, valued at $315 million or $602,000/unit, represents a capitalization rate of 4.66 percent on a trailing 12-month basis.

BALANCE SHEET/CAPITAL MARKETS

As of March 31, 2017, the Company had a debt-to-undepreciated assets ratio of 43.8 percent compared to 41.6 percent at December 31, 2016 and 40.4 percent at March 31, 2016.   Net debt to EBITDA for the quarter ended March 31, 2017 was 8.5 times compared to 7.5 times for the quarter ended December 31, 2016.  The Company had an interest coverage ratio of 3.8 times for the quarter ended March 31, 2017 compared to 3.5 times for the quarter ended December 31, 2016 and 3.0 times for the quarter ended March 31, 2016.

In January 2017, the Company closed on senior unsecured credit facilities totaling $925 million with a group of 13 lenders, with Wells Fargo Securities, LLC; J.P. Morgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners; and Capital One, National Association and U.S. Bank National Association as joint lead arrangers.

The credit facilities are comprised of a renewal and extension of the Company’s existing $600 million unsecured revolving facility and a new $325 million unsecured delayed-draw term loan. The $600 million credit facility carries an interest rate equal to LIBOR plus 120 basis points and a facility fee of 25 basis points.  The facility has a term of four years with two six-month extension options.  The new $325 million term loan was drawn in full by March 31, 2017 and carries an interest rate equal to LIBOR plus 140 basis points and a ticking fee of 25 basis points on any undrawn balance during the first 12 months after closing.  On March 29, 2017, the Company executed interest rate swap arrangements to fix LIBOR with an aggregate average rate of 1.6473% for the swaps and a current aggregate fixed rate of 3.0473% on borrowings under the term loan.  The term loan matures in three years with two one-year extension options.  The interest rate on the revolving credit facility and new term loan and the facility fee on the revolving credit facility are subject to adjustment, on a sliding scale, based upon the Company’s unsecured debt ratings, or at the Company’s option, based on a defined leverage ratio.

The credit facilities also contain accordion features providing for expansion of the facilities up to a total of $1.275 billion.

On February 27, 2017, Roseland announced the signing of the Rockpoint transaction — a $300 million equity investment that will provide capital to further execute on the objectives of Roseland’s residential business plan.  Highlights of the Rockpoint transaction include:

•                  Rockpoint committed to fund $300 million of equity into RRT over the next two years, of which $150 million was funded at the closing on March 10, 2017.

•                  Mack-Cali will have the option to fund up to $200 million of equity into RRT after Rockpoint’s commitment is fully funded.

•                  RRT received a deemed funded existing equity value at closing of $1.23 billion.

Upon full Rockpoint and Mack-Cali funding, pro forma ownership would be approximately 83 percent Mack-Cali and 17 percent Rockpoint.

Alterra at Overlook Ridge, Malden and Revere, Massachusetts:  In January, the Company placed a seven-year, $100 million mortgage on the community at an interest-only rate of 3.75 percent.

DIVIDENDS

In March 2017, the Company’s Board of Directors declared a cash dividend of $0.15 per common share (indicating an annual rate of $0.60 per common share) for the first quarter 2017, which was paid on April 13, 2017 to shareholders of record as of April 5, 2017.  The Company’s Core FFO dividend payout ratio for the quarter was 26.9 percent.

GUIDANCE/OUTLOOK

The Company expressed comfort with net income and FFO per diluted share for the full year 2017, as follows:

	Full Year
	2017 Range
Net income available to common shareholders	$0.36	—	$0.51
Add (deduct):
Real estate-related depreciation and amortization on continuing operations		1.95
Redemption value adjustment to redeemable noncontrolling interests		0.11
Realized (gains) losses and unrealized losses on disposition of rental property, net		(0.05)
Gain on sale of investment in unconsolidated joint ventures		(0.12)
Funds from operations	$2.25	—	$2.40

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for May 10, 2017 at 8:00 a.m. Eastern Time, which will be broadcast live via the Internet at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=96021&eventID=5256256

The live conference call is also accessible by calling (719) 457-2667 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at https://www.mack-cali.com/investors/events-presentations/ beginning at 2:00 p.m. Eastern Time on May 10, 2017 through May 17, 2017.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code, 8398965.

Copies of Mack-Cali’s Form 10-Q and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

First Quarter 2017 Form 10-Q:

https://www.mack-cali.com/media/1028960/1stquarter10q17.pdf

First Quarter 2017 Supplemental Operating and Financial Data:

https://www.mack-cali.com/media/1028954/1stquartersp17.pdf

First Quarter 2017 Supplemental Operating and Financial Data for Roseland Residential Platform:

https://www.mack-cali.com/media/1028957/1stquartersp17Roseland.pdf

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

Harborside 3, 210 Hudson St., Ste. 400, Jersey City, New Jersey 07311

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions, and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from sales of properties and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-Q (the “10-Q”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:	Michael J. DeMarco	Anthony Krug	Deidre Crockett
	Chief Executive Officer	Chief Financial Officer	Director of Investor Relations
	(732) 590-1589	(732) 590-1030	(732) 590-1025

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2017	2016
REVENUES
Base rents	$121,255	$126,387
Escalations and recoveries from tenants	15,119	14,961
Real estate services	6,465	6,812
Parking income	4,229	3,156
Other income	2,819	1,607
Total revenues	149,887	152,923

EXPENSES
Real estate taxes	21,092	23,226
Utilities	11,414	13,578
Operating services	27,091	26,732
Real estate services expenses	6,270	6,846
General and administrative	11,592	12,249
Depreciation and amortization	47,631	43,063
Total expenses	125,090	125,694
Operating income	24,797	27,229

OTHER (EXPENSE) INCOME
Interest expense	(20,321)	(24,993)
Interest and other investment income (loss)	474	(669)
Equity in earnings (loss) of unconsolidated joint ventures	(51)	(1,554)
Gain on change of control of interests	—	10,156
Realized gains (losses) and unrealized losses on disposition of rental property, net	5,506	58,600
Gain on sale of investment in unconsolidated joint venture	12,563	—
Loss from extinguishment of debt, net	(239)	—
Total other income (expense)	(2,068)	41,540
Net income	22,729	68,769
Noncontrolling interest in consolidated joint ventures	237	706
Noncontrolling interest in Operating Partnership	(2,295)	(7,284)
Redeemable noncontrolling interest	(792)	—
Net income available to common shareholders	$19,879	$62,191

Basic earnings per common share:
Net income available to common shareholders	$0.11	$0.69

Diluted earnings per common share:
Net income available to common shareholders	$0.11	$0.69

Basic weighted average shares outstanding	89,955	89,721

Diluted weighted average shares outstanding	100,637	100,315

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net income available to common shareholders	$19,879	$62,191
Add (deduct): Noncontrolling interest in Operating Partnership	2,295	7,284
Real estate-related depreciation and amortization on continuing operations (a)	51,757	47,459
Gain on sale of investment in unconsolidated joint venture	(12,563)	—
Gain on change of control of interests	—	(10,156)
Realized gains and unrealized losses on disposition of rental property, net	(5,506)	(58,600)
Funds from operations (b)	$55,862	$48,178

Diluted weighted average shares/units outstanding (c)	100,637	100,315

Funds from operations per share/unit-diluted	$0.56	$0.48

Dividends declared per common share	$0.15	$0.15

Dividend payout ratio:
Core Funds from operations-diluted	26.9%	30.7%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$4,969	$4,368
Tenant improvements & leasing commissions (d)	$3,965	$10,538
Tenant improvements & leasing commissions on space vacant for more than a year	$7,160	$16,461
Straight-line rent adjustments (e)	$3,013	$2,361
Amortization of (above)/below market lease intangibles, net (f)	$1,577	$169
Non real estate depreciation and amortization	$377	$225
Amortization of deferred financing costs	$1,103	$1,169

(a)

Includes the Company’s share from unconsolidated joint ventures, and adjustments for noncontrolling interest, of $4,503 and $4,621 for the three months ended March 31, 2017 and 2016, respectively. Excludes non-real estate-related depreciation and amortization of $377 and $225 for the three months ended March 31, 2017 and 2016, respectively.

(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,384 and 10,509 shares for the three months ended March 31, 2017 and 2016, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)	Excludes expenditures for tenant spaces that have not been owned for at least a year.
(e)	Includes the Company’s share from unconsolidated joint ventures of $(12) and $169 for the three months ended March 31, 2017 and 2016, respectively.
(f)	Includes the Company’s share from unconsolidated joint ventures of $95 and $95 for the three months ended March 31, 2017 and 2016, respectively.

Mack-Cali Realty Corporation

Statements of Funds from Operations (FFO) and Core FFO per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net income (loss) available to common shareholders	$0.11	$0.69
Add (deduct): Real estate-related depreciation and amortization on continuing operations (a)	0.51	0.47
Redemption value adjustment to redeemable noncontrolling interests	0.11	—
Gain on change of control of interests	—	(0.10)
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.05)	(0.58)
Gain on sale of investment in unconsolidated joint venture	(0.12)	—
Funds from operations (b)	$0.56	$0.48

Add/(Deduct):
Mark-to-market interest rate swap	—	$0.01
Core FFO	$0.56	$0.49

Diluted weighted average shares/units outstanding (c)	100,637	100,315

(a)	Includes the Company’s share from unconsolidated joint ventures of $0.04 and $0.05 for the three months ended March 31, 2017 and 2016, respectively.
(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,384 and 10,509 shares for the three months ended March 31, 2017 and 2016, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2017	2016
Assets
Rental property
Land and leasehold interests	$752,842	$661,335
Buildings and improvements	4,107,508	3,758,210
Tenant improvements	384,263	364,092
Furniture, fixtures and equipment	23,499	21,230
	5,268,112	4,804,867
Less — accumulated depreciation and amortization	(1,327,967)	(1,332,073)
	3,940,145	3,472,794
Rental property held for sale, net	2,131	39,743
Net investment in rental property	3,942,276	3,512,537
Cash and cash equivalents	168,316	31,611
Investments in unconsolidated joint ventures	325,150	320,047
Unbilled rents receivable, net	102,858	101,052
Deferred charges, goodwill and other assets, net	308,428	267,950
Restricted cash	57,596	53,952
Accounts receivable, net of allowance for doubtful accounts of $1,055 and $1,335	9,603	9,617

Total assets	$4,914,227	$4,296,766

Liabilities and Equity
Senior unsecured notes, net	$817,824	$817,355
Unsecured revolving credit facility and term loans	760,937	634,069
Mortgages, loans payable and other obligations, net	1,152,443	888,585
Dividends and distributions payable	15,423	15,327
Accounts payable, accrued expenses and other liabilities	169,988	159,874
Rents received in advance and security deposits	53,496	46,442
Accrued interest payable	16,540	8,427
Total liabilities	2,986,651	2,570,079
Commitments and contingencies

Redeemable noncontrolling interests	202,714	—

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized,
89,844,752 and 89,696,713 shares outstanding	898	897
Additional paid-in capital	2,570,093	2,576,473
Dividends in excess of net earnings	(1,045,786)	(1,052,184)
Accumulated other comprehensive income	3,085	1,985
Total Mack-Cali Realty Corporation stockholders’ equity	1,528,290	1,527,171

Noncontrolling interests in subsidiaries:
Operating Partnership	175,877	178,570
Consolidated joint ventures	20,695	20,946
Total noncontrolling interests in subsidiaries	196,572	199,516

Total equity	1,724,862	1,726,687

Total liabilities and equity	$4,914,227	$4,296,766